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                                                                     EXHIBIT 8.1



                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



November 5, 1996



Daniel Industries, Inc.
9753 Pine Lake Drive
Houston, Texas  77055

Gentlemen:

             You have requested our opinion concerning certain federal income tax consequences of the proposed statutory merger (the "Merger") of Blue Acquisition, Inc., a Delaware corporation ("Sub") and wholly-owned subsidiary of Daniel Industries, Inc., a Delaware corporation ("Parent"), with and into Bettis Corporation, a Delaware corporation ("Company"). Descriptions of the parties and of the Merger and related transactions are set forth in the Agreement and Plan of Merger, dated as of September 17, 1996 (the "Agreement"), entered into by Company, Sub, and Parent. Company and Parent have represented to us that the information contained in the Agreement is accurate and complete in all material respects as of its execution date. Also, we assume such information will be accurate and complete in all respects material hereto as of the effective time of the Merger.

BACKGROUND

             In connection with this opinion we have reviewed the Agreement, and Company and Parent have represented to us that the Merger and related transactions will be carried out in accordance with the terms of the Agreement.

SUMMARY OF TRANSACTIONS

             Pursuant to the Agreement, at the effective time Sub will be merged with and into Company pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law. Company will be the surviving corporation resulting from the Merger. In the Merger, the Company will succeed to all of the assets of Sub.

             At the effective time of the Merger, the issued and outstanding capital stock of Company will consist solely of shares of common stock, $.01 par value. In the Merger, each share of Company common stock, $.01 par value, including the related right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, $.01 par value, of the Company (collectively, the "Company Stock") not
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November 5, 1996
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owned by Company, Parent, Sub or any wholly-owned subsidiary of Company, Parent or Sub, will be converted into fifty-eight one-hundredths (.58) of a share of voting common stock, $1.25 par value, including the related right to purchase one one-hundredth interest in a share of Series A Junior Participating
Preferred Stock, $1.00 par value, of Parent (collectively, the "Parent Stock") as provided in the Agreement.

             Under the Agreement, cash will be paid in lieu of any fractional shares of Parent Stock. Apart from the cash paid in lieu of fractional shares, the consideration paid to Company shareholders for their Company Stock will consist solely of Parent Stock.

             The Agreement provides that the parties intend the Merger to constitute a reorganization, within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Further, Company and Parent have made certain representations to us in certificates dated the same date as this opinion. Copies of those certificates are attached hereto as Exhibit A.

             Based upon the foregoing and such legal considerations as we deem relevant, it is our opinion that for federal income tax purposes:

             1. The Merger will constitute a reorganization under section 368(a) of the Code.

             2. No gain or loss will be recognized by Company, Sub, or Parent as a result of the Merger.

MISCELLANEOUS

             This opinion is based on statutes, regulations promulgated thereunder, and governmental rulings and court decisions published to date, all of which are subject to change by the Congress, governmental agencies, and the courts. Our opinion does not address all tax consequences applicable to the Merger and is limited to the conclusions set forth above, and no other opinions are expressed or implied. Further, our opinion is limited to the federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local, or foreign tax consequences of such transactions.

             The parties have not requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in an audit of a Company shareholder or of one or more of the parties to the Merger. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to
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November 5, 1996
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sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

             The opinions set forth above are based in part upon facts and representations concerning the transactions contained in the Agreement and upon the additional representations set forth in the certificates of Company and Parent, copies of which are attached hereto as Exhibit A. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations and upon the assumption that they will be accurate and complete as of the effective time of the Merger.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (Registration No. 333-14635) filed with the Securities and Exchange Commission, and to the reference to us under the captions "The Merger -- Certain U.S. Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

             This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than the Securities and Exchange Commission as an exhibit to the Registration Statement or to the Service in connection with an examination of the transactions contemplated by the Agreement) or to other persons without our prior written consent.

                                        Very truly yours,




                                        Fulbright & Jaworski L.L.P.

Attachments
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                            DANIEL INDUSTRIES, INC.

                             OFFICER'S CERTIFICATE


         The undersigned, a duly authorized officer of Daniel Industries, Inc., a Delaware corporation ("PARENT"), and acting as such, in connection with the opinions to be delivered by the law firms of Fulbright & Jaworski L.L.P. and Vinson & Elkins L.L.P. with respect to the Agreement and Plan of Merger dated as of September 17, 1996 (the "AGREEMENT"), between Parent, Blue Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and Bettis Corporation, a Delaware corporation ("COMPANY"), and recognizing that said law firms will rely on this Certificate in delivering their respective opinions, hereby certifies as follows:

         1. The fair market value of the Parent stock and other consideration to be received by the Company's shareholders will be approximately equal to the fair market value of Company stock surrendered by such shareholders in exchange therefor.

         2. Prior to the Merger, Parent will be in control of Sub within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the "CODE").

         3. Following the Merger, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately





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prior to the Merger, taking into account amounts used to pay merger expenses, and any distributions other than regular dividends.

         4. Parent has no plan or intention to (i) liquidate Company, (ii) merge Company with and into another corporation, (iii) sell or otherwise dispose of the stock of Company except for transfers of stock to corporations controlled (within the meaning of section 368(c) of the Code) by Parent, (iv) cause or permit Company to issue additional shares of its capital stock that would result in Parent losing control (within the meaning of section 368(c) of the Code) of Company, (v) cause or permit Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Company, or (vi) reacquire any of Parent stock issued to the holders of Company stock pursuant to the Merger.

         5. Sub will have no liabilities assumed by Company, and will not transfer to Company any assets subject to liabilities, in the Merger.

         6. Following the Merger, Company will continue its historic business or use a significant portion of its historic business assets in a business.

         7. Parent and Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

         8. There is no intercorporate indebtedness existing between Parent and Company or between Sub and Company that was issued or acquired or will be settled at a discount.

         9. Parent does not own and has not owned during the past five years, any shares of the capital stock of Company.





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         10.     Parent is not an investment company as defined in section
368(a)(2)(F)(iii) and (iv) of the Code.

         11. None of the compensation to be received by any shareholder-employee of Company will be separate consideration for, or allocable to, any of his or her shares of Company stock; none of the shares of Parent stock to be received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         12. The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid instead of issuing fractional shares of Parent stock will not exceed one percent of the total consideration that will be issued pursuant to the Merger to the Company shareholders in exchange for their Company stock. The fractional share interests will be aggregated, and no Company shareholder will receive cash in an amount greater than the value of one full share of Parent stock.

         13. The Merger and related transactions will be carried out in accordance with the terms of the Agreement, including attachments thereto.

         14. Parent is authorized to make all of the representations made by it and set forth herein.





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         We understand that (i) you will rely upon the above representations by us in connection with issuing your opinion, (ii) the representations in this Certificate are made as of the date hereof and as of the effective date of the Merger, and (iii) you may disclose these representations in connection with issuing your opinion.

         Dated:  November 1, 1996.

                                        DANIEL INDUSTRIES, INC.



                                        By         James M. Tidwell
                                          ---------------------------------
                                             Its Vice President, Finance





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                               BETTIS CORPORATION

                             OFFICER'S CERTIFICATE


         The undersigned, a duly authorized officer of Bettis Corporation, a Delaware corporation ("COMPANY"), and acting as such, in connection with the opinions to be delivered by the law firms of Fulbright & Jaworski L.L.P. and Vinson & Elkins L.L.P. with respect to the Agreement and Plan of Merger dated as of September 17, 1996 (the "AGREEMENT"), between Daniel Industries, Inc., a Delaware corporation ("PARENT"), Blue Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and Company, and recognizing that said law firms will rely on this Certificate in delivering their respective opinions, hereby certifies as follows:

         1. The fair market value of the Parent stock and other consideration to be received by the Company's shareholders will be approximately equal to the fair market value of Company stock to be surrendered by such shareholders in exchange therefor.

         2. After discussions with shareholders of the Company (including shareholders who own five percent or more of the Company common stock) management of the Company knows of no plan or intention, and to the best knowledge of such management, there is no plan or intention by any shareholder of Company who owns five percent or more of the Company common stock, or on the part of the remaining shareholders of Company, to sell, exchange, or otherwise dispose of a number of shares of Parent stock to be received in the Merger that would reduce the Company's shareholders' ownership of Parent stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the Company stock (including shares of Company stock exchanged for cash in lieu of fractional shares of Parent stock) outstanding immediately prior to the date of the Merger. Shares of Company stock and shares of Parent stock held by Company shareholders and





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otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this certification.

         3. Company and the shareholders of Company will each pay their respective expenses, if any, incurred in connection with the Merger.

         4. There is no intercorporate indebtedness existing between Parent and Company or between Sub and Company that was issued, acquired, or will be settled at a discount.

         5. In the Merger, shares of Company stock representing control of Company, as defined in section 368(c) of the Internal Revenue Code of 1986, as amended (the "CODE"), will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent will be treated as outstanding Company stock on the date of the Merger.

         6. At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent's acquisition or retention of control of Company, as defined in section 368(c) of the Code.

         7. Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         8. On the date of the Merger, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

         9. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code. That is, Company is not





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a party to a case under Title 11 of the United States Code or to a receivership, foreclosure or similar proceeding in a federal or state court.

         10. Company will file its federal income tax returns in a manner which treats the Merger as a reorganization under section 368(a) of the Code.

         11. The Merger and related transactions will be carried out in accordance with the terms of the Agreement, including attachments thereto.

         12. The Company is not, on the date of the Merger, and was not, during the five-year period ending on the date of the Merger, a United States real property holding corporation, within the meaning of section 897(c)(2) of the Code (a "USRPHC") or, if the Company is or was a USRPHC, no foreign shareholder of the Company exchanging stock of the Company for stock of the Parent pursuant to the Merger held directly or indirectly at any time during the five-year period ending on the date of the exchange, more than five percent of the Company stock. For this purpose, a foreign shareholder of the Company is any shareholder of the Company that is not a citizen or resident of the United States or a domestic corporation, domestic partnership or domestic estate or trust, within the meaning of section 7701(a)(30) of the Code.

         13. The Company has not transferred any asset to its shareholders in anticipation of the Merger.

         14. The Company is authorized to make all of the representations made by it and set forth herein.

         We understand that (i) you will rely upon the above representations by us in connection with issuing your opinion, (ii) the representations in this Certificate are





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made as of the date hereof and as of the effective date of the Merger, and
(iii) you may disclose these representations in connection with issuing your opinion.

         Dated:  November 4, 1996.
                                           BETTIS CORPORATION



                                           By   W. Todd Bratton
                                             ---------------------------------
                                             Its President





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